Exhibit 99.1
PowerSecure Introduces New Energy Efficient SuperTubeTM LED
Light Replacement for Traditional Overhead Fluorescent Lighting
Wake Forest, N.C. — November 28, 2011 — PowerSecure International, Inc. (Nasdaq: POWR) today announced it has introduced its new SuperTubeTM, an energy efficient LED-based light, designed to replace and upgrade commercial overhead T8 and T12 fluorescent lighting. The new technology is market ready, and the first installation of SuperTubes and power drivers was completed at a customer facility right after receiving UL certification. This first SuperTube installation instantly and significantly improved the energy efficiency and quality of light in the facility.
Sidney Hinton, CEO of PowerSecure, said, “We are very excited to introduce our new SuperTube light to the marketplace. We invested the last twelve months developing this technology to deliver a product that maximizes lighting quality at the lowest possible cost. The market for energy efficient overhead LED lights to replace fluorescent T8 and T12’s is simply enormous, and we believe we have a great product designed to address key needs in the marketplace. The most important of these attributes is that the SuperTube improves the quality of light in the workplace significantly, and delivers a strong energy efficient return on investment for our customers. I am pleased to report that our first installation was a terrific success, as I was blessed to witness the installation and hear our customer’s praise for the SuperTube first hand — which was reinforced by the fact that they have already ordered a second shipment.”
The SuperTube is specifically designed for indoor T8 and T12 retrofit applications, and to deliver strong returns on investment for customers installing the lights. They are engineered to deliver up to 75% energy savings compared to traditional fluorescent lighting, and improve the quality of light in the workplace. They are also designed to significantly reduce maintenance cost, due to their long light life of approximately ten years which would require the utilization of four fluorescents over the same period. Importantly, the lights are easy to retrofit, which keeps the cost of installation low, and enables customers to complete energy efficiency projects expeditiously.
About PowerSecure
PowerSecure International, Inc. is a leading provider of Energy and Smart Grid Solutions to electric utilities, and their commercial, institutional, and industrial customers. PowerSecure’s Energy and Smart Grid Solutions businesses provide products and services in the areas of Energy Efficiency, Interactive Distributed Generation, and Utility Infrastructure. The Company is a pioneer in developing Interactive Distributed Generation® systems with sophisticated, proactive smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes, and 3) provide customers with the most dependable standby power in the industry. PowerSecure also provides utilities with transmission and distribution infrastructure construction and maintenance services, and engineering and regulatory consulting services. The Company’s Energy Efficiency business provides customers with energy efficient lighting technologies that deliver improved quality of light, including its proprietary EfficientLights LED lighting products for grocery, drug, and convenience stores, its SecureLiteTM and PowerLiteTM street lights for utilities and municipalities, and its SuperTubeTM T8 and 2x2 LED overhead lights which are available through its EnergyLite business unit. Additional information is available at www.powersecure.com.

All forward-looking statements contained in this release are made within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the amount and timing of the revenues associated with the new products discussed in this press release; the Company’s outlook, prospects and expectations for revenues, net income, and E.P.S. results and growth generally; the anticipated results of the Company’s products, services, and technologies; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, those risks, uncertainties and other factors identified from time to time in the Company’s most recent Annual Report on Form 10-K, as well as in subsequent filings with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.
Contact
Chris Hutter
Chief Financial Officer
PowerSecure International, Inc.
(919) 453-1760
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